Exhibit 99.1

newsrelease

Headquarters Office
13737 Noel Road, Ste. 100
Dallas, TX 75240
tel: 469.893.2000
fax: 469.893.8600
www.tenethealth.com

Contacts:

Media:    Steven Campanini (469) 893-6321

Investors:       Thomas Rice (469) 893-2522

Tenet Announces Results for Second Quarter Ended June 30, 2005

DALLAS – August 2, 2005 – Tenet Healthcare Corporation (NYSE:THC) today reported a net loss of $21 million, or $0.04 per share, for its second quarter ended June 30, 2005.  This compares to a net loss of $426 million, or $0.91 per share, in the second quarter of 2004.  The net loss for the second quarter of 2005 includes a loss from continuing operations of $3 million, or essentially breakeven on a per share basis compared to a loss of $170 million, or $0.36 per share, in the second quarter of 2004 and a loss from discontinued operations of $18 million, or $0.04 per share, compared to a loss of $256 million, or $0.55 share, in the second quarter of 2004.

“We continue to make good progress in improving quality, controlling costs and improving pricing,” said Trevor Fetter, president and chief executive officer. “Volume growth remains our biggest challenge and our top operational priority. Despite a decline in overall admissions in the quarter, we are pleased that our volume of surgeries and emergency room visits were both up in the quarter. These are welcome indicators of improved confidence in our hospitals and strategy. I am confident that we have the right combination of initiatives in place to build back the overall volume growth we need. As we do that, I am pleased that our discipline on cost management continued to show very real results in the quarter.”

“We are achieving our objectives for mid- to high-single digit percentage pricing increases on newly negotiated commercial managed care contracts,” said Reynold Jennings, chief operating officer. “As contracts renegotiated in earlier quarters reach their effective dates, these new agreements are making a tangible contribution. We continue to do a great job in improving cost efficiency despite the continual challenges of medical cost inflation.”

Robert Shapard, chief financial officer, said, “Although volume growth has fallen short of our targets, aggressive cost management has had a positive contribution.  Our continued effort to collect accounts receivables contributed to positive cash flow for the quarter resulting in an unrestricted cash balance at the end of the quarter of approximately $1.6 billion, up $97 million from March 31.”

As announced on July 20, 2005, developments arising out of a previously disclosed Securities and Exchange Commission (SEC) investigation will most likely cause a delay in the filing of the company’s Form 10-Q for the second quarter 2005. These developments arise out of allegations made by a former Tenet employee that inappropriate contractual allowances for managed care contracts may have been established at three California hospitals through at least 2001. The audit committee of the company’s board of directors has asked its independent outside counsel to review these allegations and examine whether similar issues may have affected other Tenet hospitals. While the company cannot provide assurances until the investigation has been completed, it does not believe the ultimate findings will have a material impact on its financial position or its 2004 or 2005 results of operations.

Continuing Operations

The loss from continuing operations for the second quarter of 2005 was $3 million, or essentially breakeven on a per share basis, including the following three items with an aggregate positive net after-tax impact totaling approximately $6 million, or $0.02 per share:

(1)   net litigation and investigation costs of $11 million pre-tax, approximately $7 million after-tax, or $0.01 per share;

(2)   negative non-cash adjustment to the valuation allowance for deferred tax assets of approximately $10 million, or $0.02 per share; and

(3)   positive non-cash adjustment to reduce the accrual for IRS audit exposures for years 1995-1997 by approximately $23 million, or $0.05 per share.

See Explanatory Notes for additional information regarding these items.  It should be noted that litigation and investigation costs includes an accrual for a $45 million estimated minimum liability attributable to our securities class action lawsuit and two shareholder derivative actions, which has been offset by a corresponding amount that is expected to be recovered from our insurance carriers under our insurance policies.  In addition, the company had stock compensation expense, included in salaries, wages and benefits, of $13 million pre-tax, $8 million after-tax, or $0.02 per share in the second quarter of 2005 as compared to $36 million pre-tax, $22 million after-tax, or $0.05 per share in the second quarter of 2004.

Patient Volumes

Same-hospital admissions in the second quarter of 2005 were 167,265, a decline of 2,437 admissions, or 1.4 percent, compared to the second quarter of 2004 when same-hospital admissions were 169,702. The company’s California region achieved solid same-hospital admissions growth of more than three percent in its 18 core hospitals.  Same-hospital admissions for the company’s other three regions showed declines.  Volumes have been adversely impacted by severe competitive pressures in certain of our Texas and Florida markets.  In addition, we believe that the impact of contentious managed care contract negotiations, or in some cases terminations, may have resulted in the loss of some patient volumes.

Same-hospital patient days were 859,775 in the second quarter of 2005, a decrease of 15,589 days, or 1.8 percent, as compared to the second quarter of 2004.

Same-hospital surgeries were 125,180 in the second quarter of 2005, an increase of 2,396 or 2.0 percent over the second quarter of 2004.

Admissions through the emergency department comprised 54 percent of total admissions for the second quarter of 2005, compared to 51 percent in the second quarter of 2004 and 55 percent in the first quarter of 2005.

Same-hospital outpatient visits in the second quarter of 2005 were 1,328,871, a decrease of 137,995 visits, or 9.4 percent, as compared to 1,466,866 in the second quarter of 2004.   Approximately half of this decrease was attributable to the sale or closure of various home health agencies, hospices and clinics during 2004.  Same-hospital outpatient surgeries rose by more than one percent.

Uninsured admissions increased to 3.8 percent of total admissions in the second quarter of 2005, as compared to 3.5 percent in the second quarter of 2004 representing an increase in uninsured admissions of 6.5 percent. Same-hospital uninsured admissions increased by 5.4 percent in the second quarter of 2005 compared to the second quarter of 2004.

Patients qualifying for charity care comprised 1.6 percent of admissions in the second quarter of 2005, up from 1.3 percent in the second quarter of 2004.

Uninsured patients and patients qualifying for charity care comprised 9.5 percent and 0.4 percent respectively, of outpatient visits in the second quarter 2005. These percentages were 9.2 percent and 0.2 percent, respectively in the second quarter of 2004.

Uninsured patients and patients qualifying for charity care represented 23.6 percent of all patients treated as outpatients in the emergency department in the second quarter of 2005, down from 23.8 percent in the second quarter of 2004.

Revenues

Net operating revenues were $2,421 million in the second quarter of 2005, a decrease of $84 million, or 3.4 percent, as compared to $2,505 million in the second quarter of 2004.  Patient discounts provided under the Compact with Uninsured Patients (“Compact”) reduced net operating revenues in the second quarter of 2005 by $146 million, or 5.7 percent, and reduced revenues in the second quarter of 2004 by $28 million, or 1.1 percent.  Tenet began the initial implementation of the Compact in the second quarter of 2004.  If the discounts under the Compact were added back to net revenues, it would have produced a non-GAAP measure of adjusted net operating revenues for the second quarter of 2005 of $2,567 million, which would be an increase of $34 million or 1.3 percent compared to adjusted net operating revenues of $2,533 million for the second quarter of 2004.

Under the Compact, discounts are provided to uninsured patients at managed care-style rates established by each hospital.  Tenet expects to begin implementation of the Compact in Texas on September 1, 2005, which will complete the implementation in all Tenet markets.  Under the Compact, the discount offered to an uninsured patient is recognized as a contractual allowance, which reduces net operating revenues at the time the account is recorded.  Prior to implementing these discounting provisions under the Compact, the vast majority of these accounts were ultimately recognized to be uncollectible and, as a result, was then recorded in our provision for doubtful accounts.

Approximately $152 million in charity care, measured on a gross charges basis, was provided in the second quarter 2005, as compared to $139 million in the second quarter of 2004.

Total uncompensated care for continuing operations, a non-GAAP measure, defined as the sum of charity care plus discounts provided under the Compact and provision for doubtful accounts, was $451 million in the second quarter of 2005, approximately 16.6 percent of the sum of net operating revenues plus charity care plus discounts provided under the Compact.  In the second quarter of 2004, total uncompensated care as defined above was $649 million or approximately 24.3 percent of the sum of net operating revenues plus charity care plus discounts under the Compact. A bad debt charge of $196 million was included in the second quarter of 2004 reflecting a change in how the company estimated the net realizable value of self-pay accounts.

Same-hospital net inpatient revenue per admission for the second quarter of 2005 was $9,470 compared to $9,717 in the second quarter of 2004.  However, this unit measurement has been reduced by the Compact.  If the discounts under the Compact are added back to net inpatient revenue, it produces a non-GAAP measure of adjusted net inpatient revenue per admission of $9,883 for the second quarter of 2005, an increase of $66, or 0.7 percent, over the second quarter of 2004.  The increase in the percentage of uninsured admissions to 3.8 percent of total admissions in the second quarter of 2005 from 3.5 percent in the second quarter of 2004 contributed to this overall pricing increase. After adding back Compact discounts, self-pay admissions generate higher per unit revenue because these admissions then reflect full gross charges (A reconciliation of net inpatient revenue to Compact-adjusted net inpatient revenue, how the company uses the measures and why the company believes these measures are useful, are provided in the tables below entitled “Additional Supplemental Non-GAAP Disclosures.”  The foregoing also applies to all non-GAAP measures described below.). The inpatient revenue per admission amount for the second quarter of 2005 includes a reduction in revenue of $26 million due to a reclassification adjustment related to certain managed care revenues as discussed below.

Same-hospital net outpatient revenue per visit was $538 in the second quarter of 2005 compared to $517 in the second quarter of 2004.  This unit measurement has also been impacted by the Compact.  If the discounts under the Compact are added back to net outpatient revenue, it produces a non-GAAP measure of $595 in same-hospital adjusted net outpatient revenue per visit in the second quarter of 2005, an increase of $71, or 13.5 percent, compared to same-hospital adjusted net outpatient revenue per visit in the second quarter of 2004.  Same-hospital net outpatient revenue per visit was significantly impacted by the sale or closure of certain home health agencies, hospices and clinics during 2004.  These businesses typically generated lower revenue per visit than Tenet’s other outpatient services.

Same-hospital adjusted net patient revenue per equivalent admission increased by 1.5 percent to $10,310 in the second quarter of 2005 compared to $10,154 in the second quarter of 2004.

Net operating revenue from managed care payers was $1,188 million in the second quarter of 2005, a decrease of $23 million, or 1.9 percent from the second quarter of 2004 and a decrease of $47 million, or 3.8 percent from the first quarter of 2005.

The company disaggregates its managed care business into three distinct categories: (1) commercial managed care, (2) managed Medicare, and (3) managed Medicaid.  In the second quarter of 2005, approximately 79 percent of total patient managed care revenues were from Tenet’s commercial business, 14 percent from managed Medicare, and 7 percent from managed Medicaid.  Managed care admissions in the second quarter of 2005 were 65 percent commercial, 20 percent managed Medicare, and 15 percent managed Medicaid.  Outpatient visits were 76 percent commercial, 11 percent managed Medicare, and 13 percent managed Medicaid.

Commercial managed care admissions were 49,709 in the second quarter of 2005, a decline of 2,530, or 4.8 percent, from 52,239 admissions in the second quarter of 2004.  This decline in commercial managed care patients was partially offset by an increase of 1,341, or 9.5 percent, in managed Medicare admissions to 15,478 in the second quarter of 2005, and an increase of 708, or 7.0 percent in managed Medicaid admissions to 10,797 in the second quarter of 2005.

Managed care contracts representing annualized revenues of approximately $640 million were renegotiated in the second quarter of 2005. Pricing increases in these contracts were generally in the range of mid- to high-single digits in percentage terms.

The company’s aggregate inpatient managed care revenue on a per admission basis increased 0.2 percent during the second quarter compared to the second quarter 2004 after adding back approximately $26 million of adjustments for disputed managed care claims to net operating revenues.  Without adding back these adjustments, aggregate inpatient managed care revenue on a per admission basis declined 3.2 percent on a per admission basis compared to the second quarter 2004. Total inpatient commercial managed care revenue on a per admission basis increased by approximately three percent compared to the second quarter of 2004 after adding back to inpatient commercial revenue the adjustments for the disputed managed care claims However, the continued trend of the adverse mix shift among managed care payers with increased volumes coming from managed Medicare and managed Medicaid payers continues to negatively impact our revenue on a per admission basis.  Managed Medicare and managed Medicaid provide significantly lower unit revenues than commercial rates, often half on a per-patient-day basis.

Stop-loss payments were $117 million in the second quarter of 2005, a decrease of $35 million from the $152 million received in stop-loss payments in the second quarter of 2004. Much of this decline in stop-loss payments reflects conversion of payment methodologies and has been partially offset by increases in reimbursement base rates from managed care payers.

Controllable Operating Expenses

Controllable operating expenses (consisting of salaries, wages and benefits, supplies, and other operating expenses) were $2,100 million in the second quarter of 2005 showing virtually no increase relative to controllable operating expenses in the second quarter of 2004.  Controllable operating expenses per equivalent patient day were $1,718 in the second quarter of 2005 compared to $1,711 in the second quarter of 2004, an increase of $7, or 0.4 percent. Controllable operating expenses in the second quarter of 2004 included malpractice expense of $100 million and a gain from the sale of various assets of $16 million. Malpractice expense in the second quarter of 2005 was $58 million, a decline of $42 million.

Salaries, wages and benefits were $1,114 million, or 46.0 percent of net operating revenues in the second quarter of 2005 compared to $1,089 million or 43.5 percent of net operating revenues in the second quarter of 2004.  If the discounts under the Compact were added back to net operating revenues it would have resulted in a non-GAAP measure of salaries, wages and benefits as a percent of adjusted net operating revenues of 43.4 percent in the second quarter of 2005 compared to 43.0 percent in the second quarter of 2004.  Salaries, wages and benefits were $911 per equivalent patient day in the second quarter of 2005, an increase of $24, or 2.7 percent, compared to $887 in the second quarter of 2004.

Supplies expense was $447 million, or 18.5 percent of net operating revenues in second quarter of 2005 as compared to $425 million, or 17.0 percent of net operating revenues in the second quarter of 2004.  If the discounts under the Compact were added back to net operating revenues it would have resulted in a non-GAAP measure of supplies expense as a percent of adjusted net operating revenues of 17.4 percent in the second quarter of 2005 compared to 16.8 percent in the second quarter of 2004.  Supplies expense was $366 per equivalent patient day in the second quarter of 2005, an increase of $20, or 5.8 percent, compared with $346 in the second quarter of 2004.  This increase is primarily attributable to rapidly rising costs in, and utilization of, high cost products associated with orthopedic implants, cardiac items, blood products and pharmaceuticals.  In addition, the high costs associated with new technology products are further increasing our supply costs.

Other operating expenses were $539 million, or 22.3 percent of net operating revenues in the second quarter of 2005 compared to $ 587 million, or 23.4 percent of net operating revenues in the second quarter of 2004.  In the second quarter of 2004 other operating expense included $100 million in malpractice expense and a gain of $16 million from the sale of various assets.  Malpractice expense in the second quarter of 2005 was $58 million compared to $100 million in the second quarter 2004.  The decline in malpractice expense is primarily due to the second quarter of 2004 including additional expense as a result of: (1) the increasing of reserves reflecting adverse loss experience; and (2) an increase to the reserves as a result of changes in claim payment patterns whereby a shorter maturity discount rate began to be used.  If the discounts under the Compact were added back to net operating revenues, it would have resulted in a non-GAAP measure of other operating expenses as a percent of the adjusted net operating revenues of 21.0 percent in the second quarter of 2005 compared to 23.2 percent in the second quarter of 2004.  Other operating expense was $441 per equivalent patient day, a decrease of $37, or 7.7 percent, relative to $478 in the second quarter of 2004.

Provision for Doubtful Accounts

Provision for doubtful accounts, or bad debt expense, was $153 million in the second quarter of 2005, a decline of $329 million from the provision for doubtful accounts of $482 million in the second quarter of 2004.  Bad debt expense was 6.3 percent of net operating revenues in the second quarter of 2005, compared to 19.2 percent of net operating revenues in the second quarter of 2004.

In the second quarter of 2005 bad debt expense included a positive adjustment of approximately $34 million to reduce bad debt expense for disputed managed care receivables that were ultimately settled.

As a result of these settlements, a corresponding adjustment was recorded to increase contractual allowances, which reduced net operating revenues by approximately $30 million. The second quarter of 2004 includes additional provisions for doubtful accounts of $196 million reflecting a change in how the company estimated the net realizable value of self-pay accounts.

Compact discounts of $146 million in the second quarter of 2005 resulted in an associated $134 million reduction in the provision for doubtful accounts.  If these reductions resulting from the Compact were added back to net operating revenues and bad debt expense, respectively, this would have resulted in a non-GAAP measure of adjusted bad debt expense of $287 million, or 11.2 percent of adjusted net operating revenues in the second quarter of 2005. Compact discounts of $28 million in the second quarter of 2004 resulted in an associated $26 million reduction in the provision for doubtful accounts.  If the $28 million and $26 million reductions as a result of the Compact were added back to net operating revenues and bad debt expense, respectively, and the $196 million bad debt charge was excluded, this would have resulted in a non-GAAP measure of adjusted bad debt expense of $312 million or 12.3 percent of adjusted net operating revenues for the second quarter of 2004.

Accounts Receivable

Accounts receivable were $1,506 million at June 30, 2005, a decline of $89 million, or 5.6 percent, from $1,595 million on March 31, 2005.  This decline included a reduction of $68 million from discontinued operations.

Accounts receivable from continuing operations were $1,498 million at June 30, 2005, a decrease of $21 million from $1,519 million at March 31, 2005.  Despite this decline, accounts receivable days outstanding from continuing operations increased by 1 day to 56 days at June 30, 2005, from 55 days at March 31, 2005.

Cash Flow

Unrestricted cash was $1,594 million at June 30, 2005, up $97 million from $1,497 million March 31, 2005.  Unrestricted cash at June 30, 2005 as well as March 31, 2005, excludes $263 million of cash restricted as collateral for standby letters of credit under the letter of credit facility that we entered into in December, 2004.

Net cash provided by operating activities was $184 million in the second quarter of 2005.  In accordance with generally accepted accounting principles, this cash flow figure excludes capital expenditures, proceeds of asset sales, and certain other items.  Excluding cash provided by operating activities from discontinued operations of $32 million, our cash provided by operating activities was $152 million, which was primarily attributable to the timing of accrued expenses and collection of patient accounts receivable. Capital expenditures in the second quarter of 2005 were $128 million. Substantially all capital expenditures in the second quarter were in continuing operations.

Liquidity

Total debt was $4.8 billion at June 30, 2005, unchanged from total debt at March 31, 2005.  Net debt, a non-GAAP measure defined as total debt less unrestricted cash, was $3.2 billion at June 30, 2005, as compared to $3.3 billion at March 31, 2005.

Income Taxes

The tax benefit of $18 million in the second quarter of 2005 on a pre-tax loss of $21 million from continuing operations includes $10 million of tax expense to increase the valuation allowance against deferred tax assets. In addition, a tax benefit of $23 million was recorded during the quarter to reduce the accrual for IRS audit exposures for years 1995-1997. This reflects a partial settlement of certain disputed issues for the foregoing fiscal years.

Discontinued Operations

Net income from discontinued operations for the second quarter was a net loss of $18 million, or $0.04 per share, which includes the following two items with an aggregate negative net after-tax impact of approximately $5 million, or $0.01 per share:

(1)   negative non-cash adjustment to the valuation allowance for deferred tax assets of $8 million, or $0.02 per share; and

(2)   positive non-cash adjustment to reduce the accrual for IRS audit exposures for years 1995-1997 by $3 million, or $0.01 per share.

See Explanatory Notes for additional information regarding these items.

Accounts receivable related to discontinued operations declined to $8 million at June 30, 2005, a decline of $68 million, from $76 million at March 31, 2005.  This reduction primarily reflects collections of retained accounts receivable from hospitals divested prior to June 30, 2005.

Late Filing of Form 10-Q

As previously disclosed, the filing of the company’s Form 10-Q for the second quarter of 2005 will most likely be delayed by developments arising out of the previously disclosed SEC investigation,

including the resulting independent review of allegations made by a former Tenet employee that inappropriate contractual allowances for managed care contracts may have been established at three California hospitals through at least 2001. If the allegations were found to be true, net operating revenues for those periods could have been understated and net operating revenues for subsequent periods could have been overstated if inappropriate contractual allowances were established and later reversed.

The company cannot provide assurances when the review will be completed, when the filing of the Form 10-Q will be made, or what the results or impact on its financials will be.  The failure to deliver the required filing or financial information pursuant to the company’s letter of credit facility and the indenture agreement governing its senior notes, if not cured or waived, could lead to defaults under such instruments. The company anticipates that it would have sufficient time to cure or obtain a waiver of any possible default under either the indenture or the letter of credit facility; however, it cannot provide any certainty on these matters or on the potential impact of any such default.

As a result of these developments, the company’s operating results have not been reviewed by its independent registered public accountants and are subject to the ongoing review described above. The financial results in this release are not a substitute for the information required to be reported in the company’s Form 10-Q for the second quarter of 2005.

Management’s Web Cast Review of Second Quarter Results

Tenet management will discuss second quarter 2005 results on a webcast event scheduled to begin at 11:00 AM (ET) on August 2, 2005.  This webcast may be accessed through Tenet’s website at www.tenethealth.com.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2004, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(Unaudited)

(Dollars in millions except per share amounts)

	Three Months Ended June 30
	2005	%	2004 (1)%		Change

Net operating revenues	$2,421	100.0%	$2,505	100.0%	(3.4)%
Operating expenses:
Salaries, wages and benefits	(1,114)	46.0%	(1,089)	43.5%	2.3%
Supplies	(447)	18.5%	(425)	17.0%	5.2%
Provision for doubtful accounts (2)	(153)	6.3%	(482)	19.2%	(68.3)%
Other operating expenses (3)	(539)	22.3%	(587)	23.4%	(8.2)%
Depreciation	(86)	3.5%	(90)	3.6%	(4.4)%
Amortization	(6)	0.2%	(5)	0.2%	20.0%
Impairment and restructuring charges (4)	4	(0.2)%	(21)	0.8%
Costs of litigation and investigations (5)	(11)	0.5%	(9)	0.4%
Loss from early extinguishment of debt (6)	—	—	(5)	0.2%

Operating income (loss)	69	2.9%	(208)	(8.3)%

Interest expense	(102)		(74)
Investment earnings	15		3
Minority interests	(3)		—
Net gain on sales of long-term investments	—		6

Loss from continuing operations before income taxes	(21)		(273)
Income tax benefit (8)	18		103
Loss from continuing operations	(3)		(170)

Discontinued operations:
Loss from operations of asset group	(17)		(124)
Impairment of long-lived assets and goodwill, and restructuring charges (7)	(1)		(269)
Net gain on sales of asset group (9)	—		31
Income tax benefit (8)	—		106

Loss from discontinued operations	(18)		(256)

Net loss	$(21)		$(426)

Diluted loss per common share and common equivalent share:
Continuing Operations	$(0.00)		$(0.36)
Discontinued Operations	(0.04)		(0.55)
	$(0.04)		$(0.91)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	468,758		465,922

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(Unaudited)

(Dollars in millions except per share amounts)

	Six Months Ended June 30
	2005	%	2004	%	Change

Net operating revenues	$4,920	100.0%	$5,079	100.0%	(3.1)%
Operating expenses:
Salaries, wages and benefits	(2,238)	45.5%	(2,180)	42.9%	2.7%
Supplies	(904)	18.4%	(859)	16.9%	5.2%
Provision for doubtful accounts (2)	(311)	6.3%	(759)	15.0%	(59.0)%
Other operating expenses (3)	(1,073)	21.8%	(1,118)	22.0%	(4.0)%
Depreciation	(176)	3.6%	(180)	3.5%	(2.2)%
Amortization	(12)	0.2%	(10)	0.2%	20.0%
Impairment and restructuring charges (4)	(5)	0.1%	(30)	0.6%
Costs of litigation and investigations (5)	(19)	0.4%	(19)	0.4%
Loss from early extinguishment of debt (6)	(15)	0.3%	(5)	0.1%

Operating income (loss)	167	3.4%	(81)	(1.6)%

Interest expense	(203)		(151)
Investment earnings	24		7
Minority interests	(6)		(5)
Net gain on sales of long-term investments	—		6

Loss from continuing operations before income taxes	(18)		(224)
Income tax benefit (8)	35		80
Income (loss) from continuing operations	17		(144)

Discontinued operations:
Loss from operations of asset group	(55)		(206)
Impairment of long-lived assets and goodwill, and restructuring charges (7)	(8)		(406)
Litigation settlements (5)	—		—
Net gain on sales of asset group (9)	22		29
Income tax benefit (8)	—		179

Loss from discontinued operations	(41)		(404)

Net loss	$(24)		$(548)

Diluted earnings (loss) per common share and common equivalent share:
Continuing Operations	$0.04		$(0.31)
Discontinued Operations	(0.09)		(0.87)
	$(0.05)		$(1.18)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	469,635		465,609

TENET HEALTHCARE CORPORATION

BALANCE SHEET DATA

Dollars in millions

(Unaudited)

	June 30, 2005	December 31, 2004
Cash and cash equivalents	$1,594	$654
Restricted cash	263	263
Net accounts receivable	1,506	1,688
Income tax receivable	—	530
Assets held for sale	74	114
Other current assets	693	743

Current assets	4,130	3,992
Current liabilities	(1,989)	(2,130)

Net working capital	2,141	1,862
Investments and other assets	300	296
Net property and equipment	4,849	4,820
Goodwill	800	800
Net intangible assets	180	170
Long-term debt, net of current portion	(4,784)	(4,395)
Other long-term liabilities and minority interests	(1,731)	(1,821)
Total shareholders’ equity	(1,755)	(1,732)

CASH FLOW DATA

Dollars in millions

(Unaudited)

	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004

Net cash provided by operating activities	$700	$85
Cash flows from investing activities:
Purchases of property and equipment	(224)	(185)
Construction of new hospitals	—	(65)
Proceeds from sales of facilities, long-term investments and other assets	117	190
Cash inflow related to escrow accounts to fund constructions costs	—	76
Other items	(3)	(23)
Cash flows from financing activities:
Payments of borrowings	(22)	(13)
Sale of new senior notes	773	954
Repurchases of senior notes	(413)	(450)
Other items	12	5

Net increase in cash and cash equivalents	$940	$574

Supplemental disclosures:
Interest paid, net of capitalized interest	$(161)	$(137)
Income tax refunds received (payments made), net	535	(53)

TENET HEALTHCARE CORPORATION

GENERAL HOSPITALS

SELECTED STATISTICS - CONTINUING OPERATIONS

Quarter Ended June 30, 2005

(Unaudited)

(Dollar amounts in millions except for net inpatient revenue per patient day and per admission, and net outpatient revenue per visit)

	Three Months Ended June 30			Six Months Ended June 30
	2005	2004 (1)	Change	2005	2004 (1)	Change
Net inpatient revenues	$1,599	$1,650	(3.1)%	$3,298	$3,354	(1.7)%
Net outpatient revenues	$727	$760	(4.3)%	$1,436	$1,539	(6.7)%

Number of hospitals (at end of period)	69	69	— *	69	69	— *
Licensed beds (at end of period)	17,897	17,976	(0.4)%	17,897	17,976	(0.4)%
Average licensed beds	17,930	17,839	0.5%	17,927	17,804	0.7%
Utilization of licensed beds	53.0%	54.0%	(1.0)%*	55.5%	56.1%	(0.6)%*
Patient days	865,396	875,841	(1.2)%	1,799,599	1,819,438	(1.1)%
Equivalent patient days	1,222,322	1,227,690	(0.4)%	2,513,487	2,525,086	(0.5)%
Net inpatient revenue per patient day	$1,848	$1,885	(2.0)%	$1,833	$1,843	(0.5)%
Admissions	168,526	169,844	(0.8)%	346,984	349,303	(0.7)%
Equivalent admissions	239,747	240,104	(0.1)%	487,972	488,465	(0.1)%
Net inpatient revenue per admission	$9,488	$9,715	(2.3)%	$9,505	$9,602	(1.0)%
Average length of stay (days)	5.1	5.2	(0.1)*	5.2	5.2	— *
Surgeries	125,907	122,852	2.5%	249,008	249,140	(0.1)%
Net outpatient revenue per visit	$542	$518	4.6%	$528	$516	2.3%
Outpatient visits	1,341,793	1,468,350	(8.6)%	2,717,949	2,985,428	(9.0)%
Sources of net patient revenue
Medicare	27.2%	25.9%	1.3%*	27.7%	25.9%	1.8%*
Medicaid	8.3%	7.0%	1.3%*	8.2%	7.2%	1.0%*
Managed care	50.2%	49.5%	0.7%*	50.4%	49.5%	0.9%*
Indemnity, self-pay and other	14.3%	17.6%	(3.3)%*	13.7%	17.4%	(3.7)%*

Same-hospital **
Net inpatient revenues	$1,584	$1,649	(3.9)%	$3,272	$3,353	(2.4)%
Net outpatient revenues	$715	$758	(5.7)%	$1,414	$1,537	(8.0)%

Number of hospitals (at end of period)	67	67	— *	67	67	— *
Average licensed beds	17,712	17,769	(0.3)%	17,713	17,770	(0.3)%
Patient days	859,775	875,364	(1.8)%	1,788,163	1,818,961	(1.7)%
Net inpatient revenue per patient day	$1,842	$1,884	(2.2)%	$1,830	$1,843	(0.7)%
Admissions	167,265	169,702	(1.4)%	344,526	349,161	(1.3)%
Net inpatient revenue per admission	$9,470	$9,717	(2.5)%	$9,497	$9,603	(1.1)%
Average length of stay (days)	5.1	5.2	(0.1)*	5.2	5.2	— *
Net outpatient revenue per visit	$538	$517	4.1%	$525	$515	1.9%
Outpatient visits	1,328,871	1,466,866	(9.4)%	2,692,883	2,983,944	(9.8)%

*This change is the difference between the 2005 and 2004 amounts shown.

**Excludes two hospitals that were opened during 2004.

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

Fiscal 2005 by Calendar Quarter

(Unaudited)

(Dollars in millions except per share amounts)

	3 Months Ended		Six Months Ended
	3/31/05	6/30/05	6/30/05

Net operating revenues	$2,499	$2,421	$4,920
Operating expenses:
Salaries, wages and benefits	(1,124)	(1,114)	(2,238)
Supplies	(457)	(447)	(904)
Provision for doubtful accounts (2)	(158)	(153)	(311)
Other operating expenses (3)	(534)	(539)	(1,073)
Depreciation	(90)	(86)	(176)
Amortization	(6)	(6)	(12)
Impairment and restructuring charges (4)	(9)	4	(5)
Costs of litigation and investigations (5)	(8)	(11)	(19)
Loss from early extinguishment of debt (6)	(15)	—	(15)

Operating income	98	69	167

Interest expense	(101)	(102)	(203)
Investment earnings	9	15	24
Minority interests	(3)	(3)	(6)
Net gain on sales of facilities and long-term investments	—	—	—

Income (loss) from continuing operations before income taxes	3	(21)	(18)
Income tax benefit (8)	17	18	35
Income (loss) from continuing operations	20	(3)	17

Discontinued operations:
Loss from operations of asset group	(38)	(17)	(55)
Impairment of long-lived assets and goodwill, and restructuring charges	(7)	(1)	(8)
Net gains on sales of asset group	22	—	22
Income tax benefit (expense)	—	—	—

Loss from discontinued operations	(23)	(18)	(41)

Net loss	$(3)	$(21)	$(24)

Diluted earnings (loss) per common share and common equivalent share:
Continuing Operations	$0.04	$0.00	$0.04
Discontinued Operations	(0.05)	(0.04)	(0.09)
	$(0.01)	$(0.04)	$(0.05)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	468,947	468,758	469,635

TENET HEALTHCARE CORPORATION

GENERAL HOSPITALS

SELECTED STATISTICS - CONTINUING OPERATIONS

Fiscal 2005 by Calendar Quarter

(Unaudited)

(Dollar amounts in millions except for net inpatient revenue per patient day and per admission, and net outpatient revenue per visit)

	Three Months Ended		Six Months Ended
	3/31/05	6/30/05	6/30/05
Net inpatient revenues	$1,699	$1,599	$3,298
Net outpatient revenues	$709	$727	$1,436

Number of hospitals (at end of period)	69	69	69
Licensed beds at end of period	17,941	17,897	17,897
Average licensed beds	17,924	17,930	17,927
Utilization of licensed beds	57.9%	53.0%	55.5%
Patient days	934,203	865,396	1,799,599
Equivalent patient days	1,291,165	1,222,322	2,513,487
Net inpatient revenue per patient day	$1,819	$1,848	$1,833
Admissions	178,458	168,526	346,984
Equivalent admissions	248,225	239,747	487,972
Net inpatient revenue per admission	$9,521	$9,488	$9,505
Average length of stay (days)	5.2	5.1	5.2
Surgeries	123,101	125,907	249,008
Net outpatient revenue per visit	$515	$542	$528
Outpatient visits	1,376,156	1,341,793	2,717,949

Sources of net patient revenue
Medicare	28.2%	27.2%	27.7%
Medicaid	8.1%	8.3%	8.2%
Managed care	50.5%	50.2%	50.4%
Indemnity, self-pay and other	13.2%	14.3%	13.7%

Same-hospital
Net inpatient revenues	$1,688	1,584	$3,272
Net outpatient revenues	$699	715	$1,414

Number of hospitals (at end of period)	67	67	67
Average licensed beds	17,713	17,712	17,713
Patient days	928,388	859,775	1,788,163
Net inpatient revenue per patient day	$1,818	$1,842	$1,830
Admissions	177,261	167,265	344,526
Net inpatient revenue per admission	$9,523	$9,470	$9,497
Average length of stay (days)	5.2	5.1	5.2
Net outpatient revenue per visit	$512	$538	$525
Outpatient visits	1,364,012	1,328,871	2,692,883

TENET HEALTHCARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

Fiscal 2004 by Calendar Quarter

(Unaudited)

(Dollars in millions except per share amounts)

	3 Months Ended				Year Ended
	3/31/04 (1)	6/30/04 (1)	9/30/04 (1)	12/31/04	12/31/04

Net operating revenues	$2,574	$2,505	$2,428	$2,412	$9,919
Operating expenses:
Salaries, wages and benefits	(1,091)	(1,089)	(1,069)	(1,076)	(4,325)
Supplies	(434)	(425)	(421)	(444)	(1,724)
Provision for doubtful accounts (2)	(277)	(482)	(251)	(195)	(1,205)
Other operating expenses	(531)	(587)	(557)	(556)	(2,231)
Depreciation	(90)	(90)	(92)	(96)	(368)
Amortization	(5)	(5)	(6)	(4)	(20)
Impairment of long-lived assets and goodwill, and restructuring charges	(9)	(21)	(2)	(1,240)	(1,272)
Costs of litigation and investigations	(10)	(9)	(10)	(45)	(74)
Loss from early extinguishment of debt	—	(5)	—	(8)	(13)

Operating income (loss)	127	(208)	20	(1,252)	(1,313)

Interest expense	(77)	(74)	(91)	(91)	(333)
Investment earnings	4	3	6	7	20
Minority interests	(5)	—	(1)	9	3
Net gain on sales of facilities and long-term investments	—	6	—	4	10

Income (loss) from continuing operations before income taxes	49	(273)	(66)	(1,323)	(1,613)
Income tax benefit (expense)	(23)	103	15	(279)	(184)
Income (loss) from continuing operations	26	(170)	(51)	(1,602)	(1,797)

Discontinued operations:
Loss from operations of asset group	(82)	(124)	(34)	(53)	(293)
Impairment of long-lived assets and goodwill, and restructuring charges	(137)	(269)	(9)	(24)	(439)
Litigation settlements	—	—	—	(395)	(395)
Net gain (loss) on sales of asset group	(2)	31	4	38	71
Income tax benefit	73	106	20	14	213

Loss from discontinued operations	(148)	(256)	(19)	(420)	(843)

Net loss	$(122)	$(426)	$(70)	$(2,022)	$(2,640)

Diluted earnings (loss) per common share and common equivalent share:
Continuing Operations	$0.06	$(0.36)	$(0.11)	$(3.43)	$(3.85)
Discontinued Operations	(0.32)	(0.55)	(0.04)	(0.90)	(1.81)
	$(0.26)	$(0.91)	$(0.15)	$(4.33)	$(5.66)

Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	465,590	465,922	466,646	467,040	466,226

TENET HEALTHCARE CORPORATION

GENERAL HOSPITALS

SELECTED STATISTICS - CONTINUING OPERATIONS

Fiscal 2004 by Calendar Quarter

(Unaudited)

(Dollar amounts in millions except for net inpatient revenue per patient day and per admission, and net outpatient revenue per visit)

	3 Months Ended				Year Ended
	3/31/04 (1)	6/30/04 (1)	9/30/04 (1)	12/31/04	12/31/04
Net inpatient revenues	$1,704	$1,650	$1,587	$1,605	$6,546
Net outpatient revenues	$779	$760	$746	$714	$2,999

Number of hospitals (at end of period)	67	69	69	69	69
Licensed beds at end of period	17,770	17,976	17,933	17,902	17,902
Average licensed beds	17,770	17,839	17,932	17,902	17,861
Utilization of licensed beds	58.4%	54.0%	52.7%	53.3%	54.5%
Patient days	943,597	875,841	868,975	877,259	3,565,672
Equivalent patient days	1,297,396	1,227,690	1,219,423	1,226,990	4,971,498
Net inpatient revenue per patient day	$1,806	$1,885	$1,826	$1,830	$1,836
Admissions	179,459	169,844	169,211	169,343	687,857
Equivalent admissions	248,361	240,104	239,723	238,949	967,138
Net inpatient revenue per admission	$9,495	$9,715	$9,379	$9,478	$9,517
Average length of stay (days)	5.3	5.2	5.1	5.2	5.2
Surgeries	126,288	122,852	122,401	121,856	493,397
Net outpatient revenue per visit	$513	$518	$561	$529	$529
Outpatient visits	1,517,078	1,468,350	1,328,946	1,349,983	5,664,357

Sources of net patient revenue
Medicare	25.9%	25.9%	25.2%	27.2%	26.1%
Medicaid	7.4%	7.0%	7.8%	7.4%	7.4%
Managed care	49.6%	49.5%	49.5%	50.1%	49.7%
Indemnity, self-pay and other	17.1%	17.6%	17.5%	15.3%	16.8%

Same-hospital
Net inpatient revenues	$1,704	$1,649	$1,581	$1,596	$6,530
Net outpatient revenues	$779	$758	$740	$707	$2,984

Number of hospitals (at end of period)	67	67	67	67	67
Average licensed beds	17,770	17,769	17,724	17,694	17,739
Patient days	943,597	875,364	866,148	873,051	3,558,160
Net inpatient revenue per patient day	$1,806	$1,884	$1,825	$1,828	$1,835
Admissions	179,459	169,702	168,465	168,412	686,038
Net inpatient revenue per admission	$9,495	$9,717	$9,385	$9,477	$9,518
Average length of stay (days)	5.3	5.2	5.1	5.2	5.2
Net outpatient revenue per visit	$513	$517	$560	$527	$528
Outpatient visits	1,517,078	1,466,866	1,322,240	1,341,215	5,647,399

Additional Supplemental Non-GAAP Disclosures

In March 2004, we announced that, in accordance with state laws, we would be implementing managed care-style pricing for most of our uninsured patients under our Compact with Uninsured Patients (“Compact”). The discounts for uninsured patients began to be phased in during the second quarter of 2004 and were in effect at 18 of our hospitals by June 30, 2004 and at 57 of our hospitals by June 30, 2005.  We anticipate implementing the discounting components of the Compact at our hospitals in Texas on September 1, 2005. Our Compact is designed to offer managed care-style discounts to most uninsured patients, which enables us to offer lower rates to those patients who historically have been charged standard gross charges. A significant portion of those accounts had often been written down as provision for doubtful accounts if the accounts were not collected. Under the Compact, the discount offered to uninsured patients is recognized as a contractual allowance, which reduces net operating revenues at the time the self-pay accounts are recorded and should reduce our provision for doubtful accounts.

Also, during the quarter ended June 30, 2004, we modified our process for estimating and writing down all existing self-pay accounts (and all future self-pay accounts receivable when they are recorded) to their estimated net realizable value, resulting in an additional provision for doubtful accounts in the amount of $254 million, of which $196 million was for continuing operations and $58 million was for discontinued operations.  This change in how we estimate the net realizable value of self-pay accounts was attributable to the continued increase in numbers of uninsured and underinsured patients.

In light of the phase-in of the discounts for uninsured patients under the Compact, and the recording of additional provisions for doubtful accounts during the second quarter of 2004, the Company is providing supplemental data in addition to required data in accordance with generally accepted accounting principles (“GAAP”). It does so to show the effect that the discounts under the Compact and the additional provisions for doubtful accounts have had on the company’s historical results of operations, without estimating or suggesting the effect on future results of operations. This supplemental information has inherent limitations because discounts under the Compact during the periods presented are not indicative of future periods.  In spite of the limitations, the Company finds the information useful to the extent it better enables it and users of its financial statements to evaluate net operating revenue trends and measure certain operating expense categories, which are largely influenced by volumes and generally are analyzed as a percent of net operating revenues.

The tables below illustrate certain operating expense categories as a percent of net operating revenues excluding discounts under the Compact and the additional provisions for doubtful accounts, as described above, for the three-month periods ended June 30, 2005 and June 30, 2004.  The tables also illustrate same-hospital net inpatient revenue per admission and same-hospital net outpatient revenue per visit excluding the discounts under the Compact, as described above, for the three-month periods ended June 30, 2005 and June 30, 2004.  For all non-GAAP measures provided, the tables below present the comparable GAAP measures and a reconciliation of the different measures.   The company believes the consistent use of this supplemental information provides it and users of its financial statements with reliable period-to-period comparisons.  Investors are encouraged, however, to use GAAP measures when evaluating the Company’s financial performance.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Operating Measures Adjusted for the Impact of the Compact and Bad Debt Adjustments

(Unaudited)

(Dollars in millions except net inpatient revenue per admission and net outpatient revenue per visit)

	Fiscal 2005 - Quarter Ended June 30
	Actual GAAP Amounts	Compact Adjustments		Non-GAAP Adjusted Amounts	GAAP % of Net Operating Revenues	Non-GAAP % of Adjusted Net Operating Revenues
Net operating revenues	$2,421	$146	*	$2,567	100.0%	100.0%

Operating expenses:
Salaries and benefits	(1,114)	—		(1,114)	46.0%	43.4%
Supplies	(447)	—		(447)	18.5%	17.4%
Provision for doubtful accounts	(153)	(134	)*	(287)	6.3%	11.2%
Other operating expenses (3)	(539)	—		(539)	22.3%	21.0%

Same-hospital
Net inpatient revenue	$1,584	$69		$1,653
Net outpatient revenue	$715	$76		$791
Admissions	167,265			167,265
Outpatient Visits	1,328,871			1,328,871

Net inpatient revenue per admission	$9,470			$9,883
Net outpatient revenue per visit	$538			$595

*  Represents the impact of the discounts under the Compact for the quarter

(Dollars in millions except net inpatient revenue per admission and net outpatient revenue per visit)

	Fiscal 2004 - Quarter Ended June 30
	Actual GAAP Amounts	Compact and Bad Debt Adjustments		Non-GAAP Adjusted Amounts	GAAP % of Net Operating Revenues	Non-GAAP % of Adjusted Net Operating Revenues
Net operating revenues	$2,505	$28	*	$2,533	100.0%	100.0%

Operating expenses:
Salaries and benefits	(1,089)	—		(1,089)	43.5%	43.0%
Supplies	(425)	—		(425)	17.0%	16.8%
Provision for doubtful accounts	(482)	170	**	(312)	19.2%	12.3%
Other operating expenses (3)	(587)	—		(587)	23.4%	23.2%

Same-hospital
Net inpatient revenue	$1,649	$17		$1,666
Net outpatient revenue	$758	$11		$769
Admissions	169,702			169,702
Outpatient Visits	1,466,866			1,466,866

Net inpatient revenue per admission	$9,717			$9,817
Net outpatient revenue per visit	$517			$524

*   Represents the impact of the discounts under the Compact for the quarter

**  Represents $196 million of additional provisions for doubtful accounts, offset by a $26 million impact due to the Compact.

TENET HEALTHCARE CORPORATION

Explanatory Notes

Our operating results have not been reviewed by our independent registered public accountants and are subject to the ongoing investigations described in the body of this release, which will most likely cause a delay in the filing with the SEC of the company’s Form 10-Q for the second quarter of 2005. The financial results in this release are not a substitute for the information required to be reported in the Form 10-Q. The company cannot provide assurances when the investigation will be completed, when the filing of the Form 10-Q will be made, or what the results or impact on its financial statements will be.

1.     Certain calendar year 2004 information has been reclassified to conform to the current period’s presentation.  These reclassifications for discontinued operations have no impact on total assets, liabilities, shareholders’ equity, net loss or cash flows.

2.     During the quarter ended June 30, 2004, we recorded additional provisions for doubtful accounts in the amount of $196 million in continuing operations to write-down self-pay patient accounts receivable.  This change in how we estimate the net realizable value of patient accounts receivable was the result of adverse changes in our business mix as the number of uninsured patients grew.  This trend is due to a combination of broad economic factors, including unemployment rates, increasing numbers of patients and employers who choose not to purchase insurance, and the increasing burden of co-payments to be made by patients instead of insurers.

3.     Other operating expenses included malpractice expense of $58 million and $100 million for the quarters ended June 30, 2005 and 2004, respectively.  For the six months ended June 30, 2005 and 2004, malpractice expense was $110 million and $162 million, respectively.   The decline in malpractice expense is primarily due to the second quarter of 2004 including additional expense as a result of (1) the increasing of reserves reflecting adverse loss development; and (2) an increase to the reserves as a result of changes in claim payment patterns whereby a shorter maturity discount rate began to be used.  Also included in the second quarter of 2004 is a net gain on sale of various assets of $16 million.

4.     During the quarter ended June 30, 2005, a net $4 million positive adjustment for impairment and restructuring charges was recorded comprised of a $12 million reduction of reserves recorded in prior periods, offset by $3 million of asset impairment charges, $2 million in employee severance, benefits and relocation costs, $2 million related to unfavorable lease commitments and $1 million in non-cash stock option modification costs related to terminated employees.  Restructuring charges of $21 million were recorded in the second quarter of 2004.

5.     Costs of litigation and investigations in continuing operations were $11 million and $9 million for the quarters ended June 30, 2005 and 2004, respectively, and consisted primarily of costs to defend ourselves in various investigations and lawsuits.  These costs include an accrual for a $45 million estimated minimum liability recorded in the second quarter of 2005 attributable to our securities class action lawsuit and two shareholder derivative actions, which has been offset by a corresponding amount that is expected to be recovered from our insurance carriers under our insurance policy.

6.     In January 2005, we sold $800 million of senior notes with registration rights in a private placement and received net proceeds of approximately $773 million after deducting discounts and related expenses.  We used a portion of the proceeds from the offering for the early redemption of our remaining outstanding senior notes due in 2006 and 2007, resulting in a $15 million loss from early extinguishment of debt.

7.     During the quarter ended June 30, 2005, impairment and restructuring charges of $1 million were recorded in discontinued operations consisting primarily of a $3 million positive adjustment related to a write-down of long-lived assets recorded in a prior period offset by $4 million in employee severance and retention costs.  We recorded $269 million of charges in the prior year quarter.

8.     Income taxes in the three months ended June 30, 2005 included the following: (1) income tax expense of $10 million in continuing operations and (2) income tax expense of $8 million in discontinued operations to increase the valuation allowance for our deferred tax assets.  A $744 million valuation allowance for our deferred tax assets was initially recorded in the fourth quarter of 2004.  We assess the realization of our deferred tax assets quarterly to determine whether an adjustment to the income tax valuation allowance is required.  Based on all available evidence, both positive and negative, and the weight of that evidence to the extent such evidence can be objectively verified, we determine whether it is more likely than not that all or a portion of the deferred tax assets will be realized.  Given the magnitude of our valuation allowance, our future income/losses could result in a significant adjustment to this valuation allowance.

During the quarter ended June 30, 2005, we also recorded an adjustment to reduce our accrual for estimated IRS audit exposures for the fiscal years 1995-1997 by $23 million in continuing operations and $3 million in discontinued operations to reflect a partial settlement of certain disputed issues for the foregoing fiscal years.

9.     The net aggregate pre-tax gain on the disposal of discontinued operations assets for the quarter ended June 30, 2004 was $31 million.  There were no hospital sales completed during the quarter ended June 30, 2005.